Exhibit 21.1

List of Subsidiaries

OptimizeRx Corporation, A Michigan Corporation

CareSpeak Communications, Inc., a New Jersey Corporation

CareSpeak Communications D.O.O., a controlled foreign corporation, located in Croatia.